Exhibit 99.2

Guitar Center, Inc. and subsidiaries

Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$38,205	$60,453
Investments in marketable securities	13,239	3,810
Accounts receivable, net	20,968	27,627
Merchandise inventories	328,360	314,961
Prepaid expenses and deposits	15,216	13,367
Deferred income taxes	5,552	5,552
Total current assets	421,540	425,770

Property and equipment, net	114,378	97,349
Investments in marketable securities	33,031	16,997
Goodwill	26,474	26,474
Deposits and other assets, net	7,102	8,003
	$602,525	$574,593

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$74,948	$49,771
Accrued expenses and other current liabilities	57,984	83,606
Merchandise advances	19,536	22,534
Total current liabilities	152,468	155,911

Other long-term liabilities	7,776	6,943
Deferred income taxes	5,057	5,057
Long-term debt	100,000	100,000
Total liabilities	265,301	267,991

Stockholders’ equity:
Preferred Stock; authorized 5,000 shares at March 31, 2005 and December 31, 2004, none issued and outstanding	—	—
Common Stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 25,865 at March 31, 2005 and 25,359 at December 31, 2004	259	254
Additional paid in capital	320,111	305,305
Retained earnings	17,007	1,123
Accumulated other comprehensive loss	(153)	—
Total stockholders’ equity	337,224	306,682
	$602,525	$574,593

Guitar Center, Inc. and subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2005	2004

Net sales	$396,386	$349,703
Cost of goods sold, buying and occupancy	285,214	255,020
Gross profit	111,172	94,683

Selling, general and administrative expenses	84,471	74,318
Operating income	26,701	20,365

Interest expense, net	875	1,363

Income before income taxes	25,826	19,002

Income taxes	9,942	7,222

Net income	$15,884	$11,780

Net income per share
Basic	$0.62	$0.49
Diluted	$0.56	$0.44

Weighted average shares outstanding
Basic	25,593	24,188
Diluted	29,724	28,393

Guitar Center, Inc. and subsidiaries

Supplemental Financial Data

(In thousands, except per share data)

	Three months ended March 31, 2005	Three months ended March 31, 2004(c)
	(in thousands, except per share amounts)

Calculation of diluted earnings per share
Net income	$15,884	$11,780
Add back interest, net of tax, on 4% Senior Convertible Notes (a)	727	733
Net income excluding interest expense on 4% Senior Convertible Notes	16,611	12,513

Basic weighted average shares outstanding	25,593	24,188

Dilutive effect of stock options outstanding	1,239	1,313

Incremental shares on assumed conversion of 4% Senior Convertible Notes (b)	2,892	2,892

Diluted weighted average shares outstanding	29,724	28,393

Diluted net income per share	$0.56	$0.44

 (a) Represents the interest expense, including amortization of deferred financing costs, on the 4% Senior Convertible Notes, net of tax, using an effective tax rate for 2005 of 38.5% and for 2004 of 38.0%.

(b) Represents the number of incremental common shares resulting from the conversion of the 4% Senior Convertible Notes.
(c) Financial data for the three months ended March 31, 2004 has been restated to conform to EITF 04-08 issued in November 2004.